Exhibit 99.1

Vivakor Issues Shareholder Update

Revenue Increased to $29.1 Million and Operating Loss Decreased to  $2.0 Million for the First Half 2023

Evaluating Several Strategic Acquisitive and Organic Growth Opportunities

Lehi, UT – Accesswire – November 1, 2023 -Vivakor, Inc. (Nasdaq: VIVK) (“Vivakor” or the “Company”), a socially responsible operator, acquirer and developer of clean energy technologies and environmental solutions, is pleased to provide a Shareholder Update, from its Chairman and Chief Executive Officer James Ballengee.

To the Shareholders of Vivakor, Inc.:

I write to you today with gratitude, pride and excitement. Gratitude and pride for the dedication and support of our employees, partners and shareholders in our accomplishments to date, and great excitement for the value I see for us in the path ahead.

Since our strategic acquisition in Q3 2022 of our two gathering facilities, Silver Fuels Delhi in Louisiana and Colorado City close to Midland, Texas, the Company has had several significant milestones in the growth of our business.

In Q4 of 2022, I was appointed as Chairman and CEO of the Company. I am an established energy industry entrepreneur having successfully sold three oil and gas companies over the past several years for an aggregate value of approximately $1 billion. With my relationships and track record, I believe I am well-positioned to maximize the value of Vivakor’s patented technologies and business opportunities.

In Q1 of 2023, we added two new independent members to the Company’s Board of Directors that also have oil and gas experience to support our Company’s endeavors, namely John R. Harris and Albert Johnson . In addition, we added an additional independent member to our Board of Directors, David Natan to chair our Audit Committee, and added Tyler Nelson, our Chief Financial Officer, to our Board of Directors both of which strengthen the accounting experience on our Board of Directors.

During the first six months of 2023 the Company has executed on the gathering centers and has achieved better than expected revenues than was projected at the time of the acquisition. The Company projected revenue of $26.4 million from the acquired companies for the six months ended June 30, 2023, and the acquired companies realized approximately $29.1 million in revenue during this period, representing a 10.2% increase over projections.  This included revenues for the second quarter of this year of $13.6   million with a slightly positive adjusted EBITDA when we add back non-cash charges for stock-based compensation. These assets are essential to the long term vision of the Company as both locations have added strategic relationships to enable future growth and expected future profitability of the Company.

Our legacy technology, the Remediation Processing Center (RPC) soil extraction technology has had many updates to note. Our initial RPC that is located in Kuwait has been redeployed to a project for Kuwait Oil Company (KOC) in partnership with Al Dai International Co. (DIC) for the Kuwait Environmental Remediation Project (KERP), which is a multi-billion dollar project funded by the United Nations (UN) to clean up the oil that was spilled during the Gulf Wars and still polluting the desert. This RPC also was used for trials to show the effectiveness of the RPC technology. The polluted material that was used in the trials had a contamination range between 7% and 18% oil by weight. All trials were overseen by Enshaat, the main contractor with KOC for the project, and KOC itself. In all of the trials, the RPC successfully reduced the oil content in the soil to as little as 0.02% which led to us receiving a Category A approval, the highest possible KOC approval rating. It is our understanding that we are the only technology that has been able to remediate contaminated soil with 18% oil by weight to less than 1% oil by weight and receive a Category A certification.

Due to our successful trial results, the Company was able to borrow $1.9 million USD from DIC to move the RPC that was originally located in Utah (RPC II) to Kuwait so that both RPCs may work on the project in Kuwait. RPC II is currently en route to Kuwait and is expected to arrive before the end of the year. The Company is expecting to receive a license fee of $20 per ton and operational costs of the RPC are expected to be covered by DIC. Management is expecting the RPCs to process as much as 40 tons per hour based on the volume of feedstock supplied. Overall, we believe that the KERP project contains as much as 26 million tons of contaminated material. We plan to maximize the RPC technology with partners and capital from the Middle East for the purpose of creating a low-risk revenue and profit stream for the Company. With the successful trials, and the movement of RPCII to Kuwait, we believe the first steps have been accomplished in this endeavor.

The RPCs have been financed via Special Purpose Vehicles (SPVs) that were structured to allow the SPV investors of the RPCs to take advantage of the depreciation and participate in the gross revenue from oil sales. Currently, the SPV participants receive up to 25% of the gross revenues from oil sales. Management feels that in the current financial market it would make sense to continue these types of financings to accelerate the Company’s expansion of RPCs for current and future projects. This enables the Company to have access to capital that will be less dilutive in nature to the Company shareholders and decrease the need for capital from the current markets that tends to be very dilutive in nature and, together with extreme warrant coverage, has negatively impacted many companies’ market capitalizations. At such time, when the Company has sufficient cashflows or access to less dilutive capital, it can then exercise its right to buy out the SPV investors, if one exists, and collect all of the revenues being generated from the RPCs.

The Company has moved RPC II from the Utah site but still maintains the lease for the property in Utah. We believe this is still an opportunity for the Company and plan to explore it at a later date.

The RPC Houston project has hit many significant milestones. In Q4 of 2022, the Company finalized the lease of approximately three acres close to Lake Houston. In Q1 of 2023 an SPV closed its offering, netting approximately $13.7 million for the manufacture of facilities to process up to 40 tons of material at the Houston site. We were able to prepare the facility to process and store both the tank bottom sludge and other contaminated soil that it will be receiving along with the cleaned soil and recovered oil from its remediation process.

In addition, the Company, in Q2 2023, closed on a $2.2 million debt financing to expand the Houston site to add a washout facility. The addition of the washout capability will allow Vivakor’s Houston facility to offer a full-service remediation center for the producers of the tank bottom sludge. With this addition of the wash plant, we anticipate customers will be able to drop off contaminated waste for remediation into sellable, reclaimed oil, and have their trucks and containers cleaned for reuse in the same facility.

Construction of the RPC in Houston is nearly complete and the wash plant is in the latter stages of construction. We are currently waiting on permits from the Texas Railroad Commission and the EPA to allow us to operate the facility. We anticipate those to be approved in the near future and to begin processing samples shortly after receiving the permits.

We believe the Houston site provides a tremendous opportunity for the Company. The current, estimated going rate for accepting hazardous waste such as tank bottom sludge is $400-$500 per ton and current wash fees can run as much as $2,000 per truck with all of its containers. Once the waste is taken in, we believe that we will be able to recover and reuse at least 1.3 barrels of oil per ton of waste. It is our goal to set up similar facilities in the years to come and reclaim and recycle millions of barrels of oil per year.

Overall, management will endeavor to apply technologies to assist the world in its transition to green energy and in that process will deploy different strategies and assets needed to accomplish this goal. If you have any questions please see our filings with the SEC.

Sincerely,

James Ballengee

Chairman and Chief Executive Officer

About Vivakor, Inc.

Vivakor, Inc. (NASDAQ:VIVK), is a clean energy technology company focused on the oil remediation and natural resources sectors. Vivakor’s corporate mission is to create, acquire, accumulate, and operate distinct assets, intellectual properties, and exceptional technologies. Its Silver Fuels Delhi, LLC, and White Claw Colorado City, LLC subsidiaries include crude oil gathering, storage, and transportation facilities, which feature long-term ten year take-or-pay contracts.

The Company’s patented Remediation Processing Centers allows for the environmentally-friendly recovery of bitumen (heavy crude) and other hydrocarbons from the remediation of contaminated soils. It is believed to be the only remediation system that can clean soils with more than 5% by weight oil contamination while recovering the oil and leaving the soil fully viable for reuse. Its Remediation Processing Centers currently focus on extraction from shallow, oil-laden sands, along with generating petroleum-based remediation projects in Kuwait and in Houston, Texas.

For more information, please visit our website: http://vivakor.com

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including economic slowdown affecting companies, our ability to successfully develop products, rapid change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Vivakor’s filings with the Securities and Exchange Commission, which factors may be incorporated herein by reference. Forward-looking statements may be identified but not limited by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Investors Contact:
P:949-281-2606
info@vivakor.com

ClearThink
nyc@clearthink.capital

SOURCE: Vivakor

4